UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 12, 2005

PARTY CITY CORPORATION

(Exact Name of Registrant as Specified in Chapter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27826 (Commission File Number)	22-3033692 (IRS Employer Identification No.)

400 Commons Way, Rockaway, NJ (Address of Principal Executive Offices)	07866 (Zip Code)

Registrant’s telephone number, including area code: (973) 983-0888

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement
SIGNATURES

Item 1.01 Entry Into A Material Definitive Agreement

Consulting Agreement

     On April 12, 2005, Party City Corporation (the “Company”) entered into a consulting agreement (the “Agreement”) with Dillon Associates Retail Consultants (“DARC”) and it is the parties’ intention that Ralph D. Dillon, Non-Executive Chairman of the Board of Directors of the Company and principal of DARC, shall provide Company with strategic business, management and financial advice pursuant to the Agreement. Notwithstanding that, the Agreement shall not affect Mr. Dillon’s duties, obligations or authority as a director of the Company. The term of the Agreement shall be from March 21, 2005 through June 30, 2005, provided that the term shall automatically be extended for successive ninety day periods unless either party provides written notice to the other not later than thirty days prior to the expiration of the term then in effect. Pursuant to the Agreement, Company shall pay Mr. Dillon a consulting fee of $700 per hour (the “Hourly Fee”), which shall include reasonable travel time incurred by Mr. Dillon pursuant to the Agreement. Company shall pay Mr. Dillon the Hourly Fee on the first business day of each month based on Mr. Dillon providing proper accounts for hours worked under the Agreement. In addition, Company shall provide medical and dental benefit plan coverage (or payment of an amount sufficient to purchase such coverage) to Mr. Dillon and his spouse, to the same degree available to senior executives of the Company, and such provision shall continue through the date of the recipients’ respective deaths.

     Previously the Company and Mr. Dillon were parties to an oral consulting agreement (“Oral Agreement”), as previously described in Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q filed on February 13, 2001. During the term of the Agreement described herein, the Oral Agreement shall be suspended and Mr. Dillon will receive no fees thereunder. Upon the termination of the Agreement the Oral Agreement shall be reinstated, provided however that either party may terminate the Oral Agreement at any time upon notice to the other party.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2005	PARTY CITY CORPORATION

	By:	/s/ Gregg A. Melnick

	Name: Title:	Gregg A. Melnick Chief Financial Officer